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                                                                     Exhibit 4.1

                            CERTIFICATE OF TRUST OF
                          CTBI PREFERRED CAPITAL TRUST


     This Certificate of Trust of the CTBI PREFERRED STOCK TRUST (the "Trust"), dated March 18, 1997, is being duly executed and filed by WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C.(S) 3801 et seq.)

     1. NAME. The name of the business trust formed hereby is CTBI Preferred Capital Trust.

     2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890-0001, Attn: Corporate Trust Administration.

     3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon filing with the Secretary of State.

     IN WITNESS WHEREOF, the undersigned, being the sole trustees of the Trust, has executed this Certificate of Trust as of the date first above written.



             WILMINGTON TRUST COMPANY

             as Trustee

             By   \s\  W. Chris Sponenberg
                ----------------------------------

             Name: W. Chris Sponenberg

             Title:   Senior Financial Services Officer